Exhibit 10.58

SECOND AMENDMENT TO THE

1997 ITT EDUCATIONAL SERVICES, INC. INCENTIVE STOCK PLAN

WHEREAS, the shareholders of ITT Educational Services, Inc. (the “Company”) approved the 1997 ITT Educational Services, Inc. Incentive Stock Plan (the “Plan”) on May 13, 1997; and

WHEREAS, the Plan was first amended by the Board of Directors of the Company in a respect not requiring shareholder approval, effective on July 15, 2003; and

WHEREAS, the Board of Directors of the Company now desires to further amend the Plan in a respect that does not require shareholder approval.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 13 of the Plan is hereby amended to read as follows:

13.

Adjustments in Event of Change in Common Stock. In the event of any reorganization, merger, recapitalization, consolidation, liquidation, stock dividend, stock split, reclassification, combination of shares, rights offering, split-up or extraordinary dividend (including a spin-off) or divestiture, or any other change in the corporate structure or shares, the Committee will make such adjustment in the number and kind of shares of Stock which may be awarded under the Plan, the Award limits set forth in Section 3, the Stock subject to Awards, including Stock subject to purchase by an Option, or the terms, conditions or restrictions on Stock or Awards, including the price payable upon the exercise of such Option and the number of shares subject to restricted stock awards, as the Committee deems equitable and appropriate to prevent dilution or enlargement of rights.

2.          This Second Amendment to the Plan shall become effective upon its adoption by the Board of Directors of the Company.

Adopted by the Board of Directors of ITT Educational Services, Inc. on October 24, 2006